Exhibit 99.1

               Deckers Outdoor Corporation Appoints John Perenchio
                           to Its Board of Directors


     GOLETA, Calif.--(BUSINESS WIRE)--Dec. 28, 2005--Deckers Outdoor Corporation (NASDAQ: DECK) today announced that John Perenchio was appointed to the Deckers Outdoor Corporation Board of Directors, effective December 21, 2005, as an additional Director, increasing the total number of Directors to seven.
     John Perenchio, 50, is the owner and operator of Entrada Music, LLC, a holding company with controlling interests in three separate music enterprises:
Fearless Records LLC, a boutique rock and punk music label; Smartpunk, LLC, an internet music retail store; and Ride Management, LLC, a personal management company. From 1990 to 2004, Mr. Perenchio served as an executive with Chartwell Partners, LLC, a family owned boutique investment bank and holding company specializing in the entertainment, media and real estate industries, where his responsibilities included managing the company's real estate holdings. Mr. Perenchio was previously the Director of Contemporary Music at Triad Artists, Inc., one of the premier talent agencies in the world, and prior to that, practiced law as an attorney in California. Mr. Perenchio is an outdoor enthusiast and since 1992 has been a director of Univision Communications Inc (NYSE: UVN), the leading Spanish-language media company in the United States.
     Angel Martinez, President & Chief Executive Officer commented, "We are very pleased to welcome John to our Board of Directors. His proven leadership capabilities combined with his broad operational, marketing, and legal expertise will be a tremendous benefit to the long-term direction and future success of our Company and his extensive experience in the entertainment industry will add valuable insight to our marketing strategies across all brands. We are committed to building a world class organization and remain dedicated to maximizing the full potential of each of our brands both domestically and overseas."
     Mr. Martinez also announced that the Board of Directors, on December 2, 2005, had voted to delete the classified Board provisions from its Certificate of Incorporation, which will be subject to shareholder approval at the next Annual Meeting of Shareholders.
     Deckers Outdoor Corporation builds niche products into global lifestyle brands by designing and marketing innovative, functional and fashion-oriented footwear, developed for both high performance outdoor activities and everyday casual lifestyle use. The Company's products are offered under the Teva, Simple and UGG brand names.

     All statements in this press release that are not historical facts are forward-looking statements, including the Company's expectations for future growth and success, among others. These forward-looking statements are inherently uncertain and are based on the Company's expectations as of today, December 28, 2005. In addition, such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-looking statements. Many of the risks, uncertainties and other factors are discussed in detail in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004. Among these risks and uncertainties are conditions in the general economy and in the retail environment, the effect of consumer preferences and other factors discussed in the Company's filings made with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any of the forward-looking statements in this news release.


    CONTACT: Deckers Outdoor Corporation
             Scott Ash
             805-967-7611
             or
             Investor Relations:
             Integrated Corporate Relations, Inc.
             Chad A. Jacobs/Brendon E. Frey
             203-682-8200